EXHIBIT 5.1

Ropes & Gray LLP

800 Boylston Street

Prudential Center

Boston, MA 02199

November 7, 2013

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, NY 10577

Re: Atlas Air Worldwide Holdings, Inc. Registration on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,300,000 shares of common stock, $0.01 par value per share (the “Shares”), of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), issuable under the Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan, as amended (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP